Exhibit 4.11

FORM OF

CANCER PREVENTION PHARMACEUTICALS, INC.

STOCK OPTION GRANT NOTICE

Cancer Prevention Pharmaceuticals, Inc.(the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all terms and conditions as set forth herein and in the related Option Agreement, the Plan and the Notice of Exercise, each of which are attached hereto and incorporated herein in their entirety.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐	Incentive Stock Option[1]	☐	Nonstatutory Stock Option

Vesting Schedule:

Payment:	By one or a combination of the following items (described in the Option Agreement):

☐ By cash or check
☐ By delivery of already owned shares

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein. By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

Cancer Prevention Pharmaceuticals, Inc.			Optionholder

By:
	Signature		Signature

Title:		Date:

Date:

Attachments: Option Agreement, Notice of Exercise and 2016 Equity Incentive Plan.

FORM OF

CANCER PREVENTION PHARMACEUTICALS, INC.

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Cancer Prevention Pharmaceuticals, Inc. (the “Company”) has granted you an option under its 2016 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock (the “Company Stock”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.          VESTING AND POST-TERMINATION EXERCISE. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your employment or consulting arrangement, as applicable. In addition, in the sole discretion of the Company, the post-termination exercise periods of the options awarded by Company may be as follows:

Employees and Consultants
Total Term of Service at Date of Grant	Post-Termination Exercise Period
Less than three years	90 days
Three years or more but less than six years	1 year
Six years or more	Until option expires

Directors
Total Term of Service at Date of Grant	Post-Termination Exercise Period
For any time served	1 year
Six years or more	Until option expires

2.          NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Company Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for certain events, including such as stock dividends, split ups, mergers, spin-offs and the other events specified in the Plan.

3.          METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or by delivery to the Company of certificates representing shares of outstanding Company Stock already owned by you that are owned free and clear of any liens, claims, encumbrances or security interests together with stock powers duly executed and with signature guaranteed. In the event payment is made by delivery of such shares, said shares shall be deemed to have a per share value equal to the per share market value of the shares on the date of exercise. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Company Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

4.          WHOLE SHARES. You may exercise your option only for whole shares of Company Stock.

5.          SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Company Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Company Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.          TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and unless otherwise specified in the Grant Notice expires upon the earliest of:

(a)          Pursuant to the terms of your employment or consulting arrangement;

(b)          The Expiration Date indicated in your Grant Notice; or

(c)           The day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate (defined as any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act), except in the event of your death or Disability.

7.          EXERCISE.

(a)          You may exercise the vested portion of your option during its term or as set forth in Section 1, if applicable, by delivering the attached Notice of Exercise together with the exercise price to the Chief Financial Officer of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. Each election to exercise this option shall be in writing, signed by you, and delivered or mailed to the Chief Financial Officer of the Company at its principal office, 1760 East River Road, Tucson, Arizona 85718. In the event an option is exercised by the executor or administrator of your estate, by a Beneficiary, or by the person or person to whom the option has been transferred by your will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Company Stock thereunder unless and until the Company is satisfied that the person or person exercising the option is or are your duly appointed executor or administrator or the person to whom the option has been transferred by your will or by the applicable laws of descent and distribution.

(b)          By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Company Stock are subject at the time of exercise, or (3) the disposition of shares of Company Stock acquired upon such exercise.

(c)          If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Company Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Company Stock are transferred upon exercise of your option.

8.          PAYMENT.

(a)          Payment in full by a certified or bank check should be made for all the shares of which your option is exercised at the time of such exercise, and no shares shall be delivered until such payment is made.

(b)          Alternatively, payment may be made by delivering to the Company shares of outstanding Company Stock of the Company together with stock powers duly executed and with signature guaranteed. In the event payment is made in whole or in part by such shares, said shares shall be deemed to have a per share value equal to the closing price of the shares on the last trading day immediately preceding the date the shares are then being issued.

(c)          The Company shall not be obligated to deliver any Company Stock unless and until: (1) all applicable Federal and state laws and regulations have been complied with; (2) the shares to be delivered have been listed, or authorized to be added to the list by the applicable exchange where they are listed (currently NYSE MKT); and (3) all legal matters in connection with the issuance and delivery of the shares of Company Stock have been approved by counsel for the Company. You shall have no rights as a shareholder until the Company Stock is actually delivered to you.

9.         TRANSFERABILITY.

(a)          If your option is an Incentive Stock Option, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, you shall have the right to designate a Beneficiary or Beneficiaries who shall be entitled to any rights, payments or other benefits specified under the option following your death, or in the absence of an authorized Beneficiary designation, by the legatee of the option under your will or by your estate in accordance with your will or the laws of descent and distribution, in each case in the same manner and to the same extent that the option was exercisable by you on the date of your death.

(b)          If your option is a Nonstatutory Stock Option, your option is not transferable, except (i) by will or by the laws of descent and distribution, (ii) by instrument to a Beneficiary, (iii) by instrument to an inter vivos or testamentary trust (or other entity) in which the option is to be passed to your designated beneficiaries; and (iv) with the prior written approval of the Company, by gift, in a form acceptable by the Company.

10.         OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an affiliate, or of the Company or an affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an affiliate, their respective stockholders, Boards of Directors, officers or employees to continue any relationship that you might have as a Director or consultant for the Company or an affiliate.

11.         WITHHOLDING OBLIGATIONS.

(a)          At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with the exercise of your option.

(b)          Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Company Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Company Stock having a fair market value, determined by the Company as of the date of exercise based on the closing price of the shares on the last trading day immediately preceding the date the shares are then being issued , not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Company Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Company Stock shall be withheld solely from fully vested shares of Company Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)          You may not exercise your option unless the tax withholding obligations of the Company and/or any affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Company Stock or release such shares of Company Stock from any escrow provided for herein unless such obligations are satisfied.

13.         TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the Fair Market Value per share of the Company Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

14.         NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

15.         GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

16.         RIGHTS OF OPTIONEE. This Agreement does not entitle you to any voting rights or, except for the foregoing notice provisions, any other rights as a stockholder of the Company. No dividends are payable or will accrue on your option or the shares of Company Stock purchasable under this Agreement until, and except to the extent that, your option are exercised. Upon the surrender of your option and payment of the Exercise Price as provided above, the person or entity entitled to receive the shares of the Company Stock issuable upon such exercise shall be treated for all purposes as the record holder of such shares as of the close of business on the date of the surrender of your option for exercise as provided above. Upon the exercise of your option, you shall have all of the rights of a stockholder in the Company.

17.         GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to its principles governing conflicts of law.

NOTICE OF EXERCISE

CANCER PREVENTION PHARMACEUTICALS, INC.

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	☐	Incentive Stock Option	☐	Nonstatutory Stock Option

Stock option dated:

Number of shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:	$

Cash payment delivered herewith:	$

Value of ___ shares of
Cancer Prevention Pharmaceuticals, Inc.[2]:	$

By this exercise, I agree: (i) to provide such additional documents as you may require pursuant to the terms of the 2016 Equity Incentive Plan; (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option; and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Company Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Company Stock are issued upon exercise of this option.

Very truly yours,

2 Shares must be valued in accordance with the terms of the option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.